EXHIBIT 99.1


                   SAFE HARBOR FOR FORWARD LOOKING STATEMENTS

               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 -
                   SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements made by public companies. This safe harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe harbor. As a public company, Infowave Software, Inc. has relied and will continue to rely on the protection of the safe harbor in connection with its written and oral forward-looking statements.

     When evaluating Infowave Software, Inc.'s business, you should consider:

     |_|  all of the information in this quarterly report on Form 10-Q;

     |_| the risk factors described in the Company's Annual report for the year ended December 31, 1999 filed with the Securities and Exchange Commission; and

     |_|  the risk factors described below.


                                  RISK FACTORS

In addition to the other information contained in this report, readers should carefully consider the following risk factors which may have a material adverse effect on the Company's business, financial condition or results of operation.

HISTORY OF LOSSES
The Company is not currently profitable and incurred losses from continuing operations (which excludes the Imaging Division) of $6,006,086 for the six months ended June 30, 2001, $16,255,917 and $3,773,523 for the years ended December 31, 2000 and 1999, respectively. The Company expects to continue to incur losses in the future. The Company anticipates that its expenses will increase substantially as the Company continues to increase its research and development, sales and marketing and general and administrative expenses. The Company cannot predict if it will ever achieve profitability and, if it does, it may not be able to sustain or increase profitability.

WIRELESS INDUSTRY GROWTH
There can be no assurance that the market for the Company's existing or proposed wireless software products will grow, that firms within the industry will adopt the Company's software products for integration with their wireless data communications solutions, or that the Company will be successful in independently establishing product markets for its wireless software products. If the various markets in which the Company's software products compete fail to grow, or grow more slowly than the Company currently anticipates, or if the Company were unable to establish product markets for its new software products, the Company's business, results of operation and financial condition would be materially adversely affected.

RELIANCE ON NEW TECHNOLOGIES
The wireless data communications market is characterized by rapidly changing technology and evolving industry standards. Therefore, it is difficult to predict the rate at which the market for the Company's wireless software products will grow, if at all. If the market fails to grow, or grows more slowly than anticipated, the Company will be materially adversely affected. Even if the market does grow, there can be no assurance that the Company's products will achieve commercial success. The Company may find itself competing in the market for wireless mobile computing software against other companies with significantly greater financial, marketing and other resources. Such competitors may be able to institute and sustain price wars, or imitate the features of the Company's wireless mobile computing software, reducing prices and the Company's revenues and share of the market.



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In addition, the Company's competitors may develop alternative technologies that gain broader market acceptance than the Company's software solutions. As a result, the life cycle of the Company's software solutions is difficult to estimate. The Company may need to develop and introduce new products and enhancements to its existing solutions on a timely basis to keep pace with technological developments, evolving industry standards, changing customer requirements and competitive technologies that may render its solution obsolete. These research and development efforts may require the Company to expend significant capital and other resources. In addition, as a result of the
complexities  inherent  in  the  Company's  solutions,   major  enhancements  or
improvements will require long development and testing periods. If the Company fails to develop products and services in a timely fashion, or if it does not enhance its products to meet evolving customer needs and industry standards, including security technology, it may not remain competitive or sell its solutions.

PRODUCT IMPROVEMENTS
The Company will be at risk if it is unable to continually upgrade and improve its software products, or to develop new software products. The software industry is characterized by a constant flow of new or improved products, which quickly render existing software products obsolete. The Company's competitors may develop technically superior and comparably priced or lower priced software that would have a material adverse effect on the Company.

ADDITIONAL FINANCING
The Company may not have sufficient capital to fund its operations. In particular, additional financing may be required in the near term to develop and market the Company's wireless mobile computing software products and services. No assurance can be given that any additional financing required will be available, or that additional financing will be available on terms that may be advantageous to existing shareholders. Such financings, to the extent they are available may result in substantial dilution to shareholders. To the extent such financing is not available, the Company may not be able to or may be delayed in being able to commercialize its software products and services.

RELIANCE ON MICROSOFT
Some of the Company's wireless software products wirelessly enable the functionality of Microsoft Exchange. The Company is aware that Microsoft has developed its own wireless functionality for Microsoft Exchange that will likely compete with software products of the Company.

RELIANCE ON INTEL
During 2000, approximately 57% of revenues were derived from the software license and development agreement with Intel Company. There is no assurance that additional engineering and development fees may be realized in future quarters, nor that a future royalty stream may result from the software license and development agreement.

RELIANCE ON COMPAQ
The Company has a worldwide reseller agreement with Compaq Computer Corp. and it's software is sold as a stand-alone product as well as is bundled with Compaq's Proliant Servers, and iPAQnet Mobile Intranet and iPAQnet Mobile Email Pocket PC bundles. There is no assurance that this relationship will continue or result in meaningful revenue for the Company.

MANAGEMENT OF GROWTH
The Company has been expanding, and intends to continue to expand. This growth has placed, and any further growth is likely to continue to place, a significant strain on the Company's resources. The Company's ability to achieve and maintain profitability, if at all, will depend on its ability to manage growth effectively, to implement and expand operational and customer support systems, and to hire additional personnel. The Company may not be able to augment or improve existing systems and controls or implement new systems and controls to respond to any future growth. In addition, future growth may result in increased responsibilities for management personnel, which may limit their ability to effectively manage the Company's business.



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RELIANCE ON KEY PERSONNEL AND CONSULTANTS
The Company is currently dependent upon its senior management, board of directors and consultants, the loss of any of which may significantly affect the performance of the Company and its ability to carry out the successful development and commercialization of its software products and services. Failure to retain management, directors and consultants or to attract and retain additional key employees with necessary skills could have a material adverse impact upon the Company's growth and profitability. The Company is expecting significant growth in employees as a result of the commercialization of its products. This growth will place substantial demands on the Company. The
Company's ability to assimilate new personnel will be critical to its performance. The Company will be required to recruit additional software development personnel, expand its sales force, expand its customer support functions and train, motivate and manage its employees. Competition for qualified software development personnel is intense and expected to increase. There can be no assurance that the Company will be able to recruit the personnel required to execute its programs or to manage these changes successfully.

RELIANCE ON KEY THIRD-PARTY RELATIONSHIPS
The Company relies on key third-party relationships, including its relationships with resellers and OEMs, for marketing and sales of its software products. These third parties are not within the control of the Company, may not be obligated to purchase software products from the Company and may also represent and sell competing software products. The loss of any of these third-party relationships, the failure of such parties to perform under agreements with the Company or the inability of the Company to attract and retain new resellers or OEMs with the technical, industry and application experience required to market and sell the Company's software products successfully could have a material adverse effect on the Company.

COMPETITION
Certain of the Company's competitors have substantially greater financial, technical and marketing resources than the Company. In addition, the market for wireless mobile computing software products continues to develop, additional competitors with substantially greater financial, technical and marketing resources than the Company may enter the market and competition may intensify. Current or future competitors may develop software products that are superior to the Company's software products or achieve greater market acceptance.

PRODUCT DEFECTS
Software products as complex as those offered by the Company may contain undetected errors or defects when first introduced or as new versions are released. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new software products after commencement of commercial shipments resulting in product recalls and market rejection of the Company's software products and resulting in damage to the Company's reputation, as well as lost revenue, diverted development resources and increased support costs.

INTELLECTUAL PROPERTY PROTECTION
The Company considers its software products and trademarks to be of value and important to its business. The Company relies principally upon a combination of copyright, trademark and trade secret laws, non-disclosure agreements and other contractual provisions to establish and maintain its rights. The Company has one patent application pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary information will prevent misappropriation of such information. The cost of litigation necessary to enforce the Company's proprietary rights may be prohibitive. Such steps may not preclude competitors from developing confusingly similar brand names or promotional materials or developing software products and services similar to those of the Company.

Although the Company believes that it has the right to use all of the intellectual property incorporated in its software products, third parties may claim that the Company's software products violate their proprietary rights, including copyrights and patents. If any such claims are made and found to be valid, the Company may have to reengineer its software products or obtain licenses from third parties to continue offering its software products. Any efforts to reengineer its software products or obtain licenses from third parties may not be successful and could substantially increase the Company's costs and have a material adverse effect on the business, financial condition and results of operations of the Company.



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FOREIGN EXCHANGE RATE EXPOSURE
The majority of the Company's revenue is denominated in U.S. dollars (the currency in which the Company's financial statements are presented) or currencies other than Canadian dollars (the functional currency of the Company) and in the future may be denominated in currencies other than Canadian or U.S. dollars. The Company does not engage in currency hedging activities to limit the risks of exchange rate fluctuations. As a result, changes in the relative value of the U.S. dollar to the Canadian dollar and other foreign currencies will affect the Company's revenues and operating margins. The impact of future exchange rate fluctuations between the U.S. dollar and the Canadian dollar or other foreign currencies on revenues and operating margins cannot be accurately predicted and could have a material adverse effect on the Company.

ENFORCEMENT OF CIVIL LIABILITIES
The Company is a corporation incorporated under the laws of British Columbia, Canada. Certain of the directors and the Company's professional advisors are residents of Canada or otherwise reside outside of the U.S. All or a substantial portion of the assets of such persons are or may be located outside of the U.S. It may be difficult to effect service of process within the United States upon the Company or upon such directors or professional advisors or to realize in the U.S. upon judgments of U.S. courts predicated upon civil liability of the Company or such persons under U.S. federal securities laws. The Company has been advised that there is doubt as to whether Canadian courts would (i) enforce judgments of U.S. courts obtained against the Company or such directors or professional advisors predicated solely upon the civil liabilities provisions of U.S. federal securities laws, or (ii) impose liabilities in original actions against the Company or such directors and professional advisors predicated solely upon such U.S. laws. However, a judgment against the Company predicated solely upon civil liabilities provisions of such U.S. federal securities laws may be enforceable in Canada if the U.S. court in which such judgment was obtained has a basis for jurisdiction in that matter that would be recognized by a Canadian court.

POTENTIAL FLUCTUATIONS IN QUARTERLY FINANCIAL RESULTS
The Company's financial results vary from quarter to quarter based on factors such as the timing of significant orders and contract completions and the timing of new product introductions. Any significant fluctuation in revenue could materially adversely affect the Company.

POSSIBLE MARKET VOLATILITY
The market price for the Common Shares may be subject to significant volatility. Quarterly operating results of the Company or of other companies involved in the wireless industry specifically or technology industries generally, changes in general conditions in the North American economy, the financial markets in North America, failure to meet the projections of securities analysts or other developments affecting the Company or its competitors could cause the market price of the Common Shares to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities of many companies for reasons unrelated to their operating performance.





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